EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Horizon Bancorp on Form S-3 of our reports dated February 28, 2014 on our audits of the consolidated financial statements of Horizon Bancorp as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, and the effectiveness of the Company’s internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Horizon Bancorp for the year ended December 31, 2013, and to the reference to us under the heading of “Experts” in the prospectus.

BKD, LLP
Indianapolis, Indiana
January 14, 2015